Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 10, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting and to the financial statement schedule, of ALLTEL Corporation, which appears in ALLTEL Corporation's Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Little Rock, Arkansas

August 1, 2005